Exhibit (a)(1)(H)

☐ Personnel Grant Status	IRIDEX CORPORATION ID: 77-0210467 1212 TERRA BELLA AVENUE MOUNTAIN VIEW, CA 94043

AS OF 7/30/2009

[Name]	ID:
[Address]

STOCK OPTIONS

Number	Grant Date	Plan	Type	Granted	Price		Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
[Number]	[Date]	[Plan]	[Type]	[Shares]	$	[Price]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]
[Number]	[Date]	[Plan]	[Type]	[Shares]	$	[Price]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]

				[Shares]			[Shares]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]

Information Currently on File

Tax	Rate %		Option Broker	Registration	Alternate Address
Federal	[	%]
Social Security	[	%]
Medicare	[	%]